Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ingredion Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other (2)	5,380,000	$112.04	$602,775,200	$0.00011020	$66,426

Total Offering Amounts					$		$66,426

Total Fee Offsets							—

Net Fee Due							$66,426

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the registrant shown in the table above, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the Ingredion Incorporated 2023 Stock Incentive Plan, may become subject to such plan.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on May 19, 2023, as reported on the New York Stock Exchange.